Exhibit 2.1 Execution Version CERTAIN INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. THE OMITTED PORTIONS OF THIS DOCUMENT ARE INDICATED BY [***]. PURCHASE AND SALE AGREEMENT BETWEEN WINLAND FOODS, INC. AND MARZETTI MANUFACTURING COMPANY Dated as of November 18, 2024

i TABLE OF CONTENTS Section Page 1. Description of Assets; Liabilities. ........................................................................................ 1 2. Purchase Price; Closing Payment; Purchase Price Allocation. ............................................ 2 3. Title to Real Property. .......................................................................................................... 3 4. Due Diligence. ..................................................................................................................... 5 5. Representations and Warranties of Seller. ........................................................................... 5 6. Representations and Warranties of Purchaser. ................................................................... 11 7. Confidentiality. .................................................................................................................. 11 8. Conditions Precedent to Closing. ....................................................................................... 12 9. Covenants of the Parties..................................................................................................... 13 10. Seller’s Closing Deliveries. ............................................................................................... 19 11. Purchaser’s Closing Deliveries. ......................................................................................... 20 12. Prorations and Adjustments. .............................................................................................. 20 13. Closing. .............................................................................................................................. 21 14. Closing Costs. .................................................................................................................... 22 15. Risk of Loss. ...................................................................................................................... 22 16. Termination; Termination Fee. .......................................................................................... 23 17. Survival; Indemnification. ................................................................................................. 25 18. Broker’s Commission. ....................................................................................................... 27 19. Escrow................................................................................................................................ 27 20. Miscellaneous. ................................................................................................................... 29 21. “AS-IS” Sale. ..................................................................................................................... 32

ii SCHEDULES AND EXHIBITS Schedule 1(a)(i) Land Schedule 1(a)(iii) Personal Property Schedule 1(a)(v) Assumed Contracts Schedule 1(a)(vi) Intangible Property List Schedule 1(b)(i) Excluded Assets Schedule 5(b) Authorizations Schedule 5(c) Litigation Schedule 5(d) Violation Notices Schedule 5(e) Wastewater System Schedule 5(i) Business Contracts Schedule 5(j) Environmental Reports and Site Assessments Schedule 5(n) Title Schedule 5(p)(i) Business Employees Schedule 5(p)(iii) WARN Act Schedule 5(p)(iv) Harassment Schedule 5(q)(i) Seller Benefit Plans Schedule 5(s) Business Systems Exhibit A Form of Deed Exhibit B Form of Bill of Sale Exhibit C Form of General Assignment and Assumption Exhibit D Form of Co-Manufacturing Agreement Exhibit E Form of FIRPTA Certificate

PURCHASE AND SALE AGREEMENT THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is entered into as of November 18, 2024 (the “Effective Date”) by and between WINLAND FOODS, INC. a Delaware corporation (“Seller”), and MARZETTI MANUFACTURING COMPANY, an Ohio corporation (“Purchaser”), and joined in for the limited purposes set forth herein by CHICAGO TITLE INSURANCE COMPANY, in its capacity as escrow company (the “Escrow Company”). WHEREAS, Seller is in the business of manufacturing, warehousing and distributing certain salad dressings, dips and sauces at the facility located at 1000 Naturally Fresh Boulevard, College Park, Georgia (the “Business”); and WHEREAS, Seller wishes to sell to Purchaser, and Purchaser wishes to purchase from Seller, certain assets used or held for use by Seller in the conduct of the Business on the terms and conditions set forth in this Agreement subject only to those liabilities expressly assumed in this Agreement. NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows: 1. Description of Assets; Liabilities. (a) Purchased Assets. Subject to the terms and conditions of this Agreement, Seller agrees to sell, assign, transfer and convey to Purchaser, and Purchaser agrees to purchase from Seller, all of Seller’s right, title and interest in and to the following assets, properties and rights: (i) that certain real property commonly known as 1000 Naturally Fresh Boulevard, College Park, Georgia as identified on Schedule 1(a)(i) attached hereto and incorporated herein by reference, and to be more particularly described following receipt of the Surveys (as defined below), as provided in Section 3(b) below (the “Land”) and all of Seller’s right, title and interest in and to the improvements located thereon (the “Improvements”); (ii) the easements, rights of way, development rights, air rights, mineral and water rights and appurtenances to the extent belonging and appertaining solely to the Land and the Improvements (the Land, the Improvements and all such rights, easements and appurtenances are collectively hereinafter referred to as the “Real Property”); (iii) all personal property, equipment and fixtures (if any) owned by Seller and located on or used in connection with the Real Property, including, without limitation, (A) the wastewater treatment system located at the Real Property (the “Wastewater System”), subject to depletions, replacements or additions thereto in the ordinary course of Seller’s operation of the Real Property, and (B) those items set forth on Schedule 1(a)(iii) attached hereto (the “Personal Property”);

2 (iv) all merchandise and inventory as required pursuant to the terms of the Co-Manufacturing Agreement (as hereinafter defined); (v) the Business Contracts set forth on Schedule 1(a)(v) (the “Assumed Contracts”); and (vi) plans, surveys, studies, reports, maps, licenses, approvals, certificates, permits (including, without limitation, any permits with respect to the Wastewater System), warranties and guarantees with respect to the operations in connection with the Real Property, including without limitation, those items set forth on Schedule 1(a)(vi) attached hereto (collectively, the “Intangible Property”). The items set forth in clauses (i) through (vi) above with respect to the Real Property, as applicable, are collectively hereinafter referred to as, the “Assets”. For the avoidance of doubt, Purchaser shall not purchase, and Seller shall not sell, any assets other than the Assets. (b) Excluded Assets. Notwithstanding the provisions of Section 1(a) above, the Assets shall not include the following assets, properties and rights of Seller (collectively, the “Excluded Assets”): (i) the assets set forth on Schedule 1(b)(i) hereto. (c) Assumed Liabilities. On the terms and subject to the conditions of the Agreement, effective as of the Closing, Purchaser will assume all liabilities relating to the period on and after the Closing Date in respect of the Assumed Contracts but only to the extent that such liabilities thereunder are required to be performed on or after the Closing Date, were incurred in the ordinary course of business consistent with past practice and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Seller on or prior to the Closing (collectively, the “Assumed Liabilities”). (d) Excluded Liabilities. Except for the Assumed Liabilities, it is expressly understood and agreed that Purchaser will not assume, and will not be liable for, any liabilities or obligations of Seller or the Business (collectively, the “Excluded Liabilities”), and Seller will retain responsibility for such Excluded Liabilities, whether or not accrued and whether or not disclosed. For the avoidance of doubt, Excluded Liabilities shall include any liabilities incurred by Seller with respect to Seller’s compliance with the United States Food and Drug Administration (“FDA”) requirements affecting the Business relating to Seller’s operation of the Business. 2. Purchase Price; Closing Payment; Purchase Price Allocation. (a) The purchase price for the Assets is (i) Seventy-Five Million Dollars ($75,000,000.00) minus (ii) the LTI Amounts minus (iii) the STI Amounts minus (iv) the employer portion of any taxes payable with respect to the preceding clauses (ii) and (iii) plus (vi) the value of the raw materials and packaging inventory provided for under the Co-Manufacturing Agreement (as reasonably determined pursuant to an inventory count conducted by the parties on or around the Closing), plus or minus (vi) all prorations and credits, as finally determined in accordance with Section 12 (collectively, the “Purchase Price”). If the purchase and sale of the Assets is

3 consummated as contemplated hereunder, the Purchase Price shall be paid to Seller by wire transfer of immediately available funds at the Closing. (b) Allocation of Purchase Price. Purchaser shall, within sixty (60) days after the final determination of the Purchase Price in accordance with Section 12, provide the Seller with a proposed Purchase Price allocation (the “Purchase Price Allocation”), which shall be determined in accordance with United States Generally Accepted Accounting Principles. The Purchase Price Allocation will become final and binding on the parties unless Seller gives Purchaser written notice of objection to the Purchase Price Allocation within fourteen (14) days after Purchaser delivers the Purchase Price Allocation to Seller. If Seller timely objects to the Purchase Price Allocation, then Purchaser and Seller shall negotiate in good faith to agree on any change to the Purchase Price Allocation. Purchaser and Seller will file their tax returns (and IRS Form 8594, if applicable) on the basis of such allocation, as it may be amended, and no party will thereafter take a tax return position inconsistent with such allocation unless such inconsistent position arise out of or through an audit or other inquiry or examination by the IRS or other governmental authority. 3. Title to Real Property. (a) Seller has delivered, or will be delivering, to Purchaser a copy of its existing title insurance policy pertaining to the Real Property. Purchaser will request a title commitment pertaining to the Real Property (the “Commitment”) from Chicago Title Insurance Company, in its capacity as title company (the “Title Company”) together with copies of all documents relating to the title exceptions referred to in such Commitment, copies of which shall be provided to Seller. (b) Seller shall deliver to Purchaser copies of any existing surveys of the Real Property in Seller’s possession and control (the “Existing Survey”). Purchaser shall obtain updates or revisions to the Existing Survey or commission a new survey of the Real Property (collectively, the “Surveys”) after the Effective Date, which Surveys shall include an accurate legal description of the Land, and copies of which shall be provided to Seller and the Title Company. The Surveys shall be at Purchaser’s sole cost and expense. Promptly after Purchaser's receipt of the Surveys and delivery thereof to Purchaser, Seller and Purchaser shall mutually approve the legal description of the Land, which approval shall not be unreasonably withheld, and Schedule 1(a)(i) attached hereto shall be automatically amended to include same. (c) On or before 5:00 p.m. (Eastern Time) on the last day of the Title Due Diligence Period (as defined below) (the “Objection Date”), Purchaser shall notify Seller in writing (the “Title Objection Notice”) of any title exceptions identified on the Commitment or items on the Surveys which Purchaser disapproves, except for Liquidated Defects (as hereinafter defined) to which Purchaser shall be deemed to have objected without the necessity of such notice. “Title Due Diligence Period” shall mean the period commencing on the Effective Date and ending sixty (60) days following the Effective Date at 5:00 p.m. EST. In the event that any update to the Commitment after the Objection Date reveals any new title exception first appearing of record after the effective date of the Commitment (the “Commitment Date”) (a “New Defect”), Purchaser shall have a period of five (5) business days after receipt of such update to the Commitment to object to such new matter by written notice to Seller (a “New Defect Title Objection Notice”), except that Purchaser shall in all events be deemed to have objected to all Liquidated Defects

4 without necessity of the delivery of any notice. Notwithstanding anything contained herein to the contrary, on or prior to Closing, Seller shall be obligated to cure or remove any (i) deeds of trust or mortgages executed by Seller which encumber the Real Property, (ii) judgment liens against Seller that are recorded against the Real Property, (iii) delinquent taxes payable by Seller or (iv) any mechanic’s, materialmen’s or similar liens (unless created by Purchaser or its agents or any tenant) of a definite and ascertainable amount (the “Liquidated Defects”). Seller shall have until 5:00 pm (Eastern Time) on the day that is seven (7) business days following Seller’s receipt of a Title Objection Notice, for title exceptions disapproved by Purchaser in the Title Objection Notice, and three (3) business days after receipt of any New Defect Title Objection Notice for each New Defect, to provide Purchaser with a written notice of which disapproved exceptions Seller is willing or able to cause to be removed or insured against prior to Closing (any such items, “Seller Cure Items”). If Seller fails to provide such written notice to Purchaser or if the Seller Cure Items identified in Seller’s written notice do not address each title exception that Purchaser has disapproved of in any Title Objection Notice or New Defect Title Objection Notice, it will be presumed that Seller is unwilling to cause any of the disapproved title exceptions to be removed or insured against (except that Seller shall in all events be obligated to cure and remove Liquidated Defects), and Purchaser then shall elect, by giving written notice to Seller and the Escrow Company within three (3) business days thereafter, as applicable, to (x) terminate this Agreement, and upon delivery of such notice of termination neither party shall have any further rights or obligations under this Agreement, except for those obligations that are to survive the termination of this Agreement as expressly set forth elsewhere in this Agreement, or (y) waive its disapproval of such exceptions, in which case such exceptions shall then be deemed to be Permitted Exceptions (as hereinafter defined). Purchaser’s failure to give a notice to Seller and Escrow Company electing to (I) terminate this Agreement in accordance with this Section 3(c) or (II) waive its disapproval of such exceptions, shall be deemed an election to waive the disapproval of any such exceptions. In addition to any exceptions that had been initially disapproved of and waived by Purchaser, all other exceptions to which Purchaser did not object listed on the Commitment or otherwise existing of record as of the Commitment Date and any New Defects to which Purchaser did not object (except to the extent Seller agrees in writing to cure any such exceptions in accordance with the previous terms of this Section 3(c)) shall constitute a “Permitted Exception” hereunder, except for Liquidated Defects to which Purchaser shall be deemed to have objected without necessity of such notice. Purchaser and Seller agree that (i) all non-delinquent property taxes and assessments and (ii) all matters created by or on behalf of Purchaser, including, without limitation, any documents or instruments to be recorded as part of any financing for the acquisition of the Assets by Purchaser, shall constitute “Permitted Exceptions”. In addition, if Seller fails prior to Closing to cure or satisfy any Seller Cure Items, then Purchaser may: (a) accept a conveyance of the Real Property subject to the Permitted Exceptions, specifically including such objection(s) (including Seller Cure Items) which Seller has failed to cure or satisfy (which such objection(s) shall thereafter be deemed to be a Permitted Exception), without reduction of the Purchase Price, or (b) terminate this Agreement by sending written notice thereof to Seller and Escrow Company, and upon delivery of such notice of termination, this Agreement shall terminate, Seller shall reimburse Purchaser for its actual third party out-of-pocket costs up to a maximum amount of $400,000 (the “Purchaser Expense Reimbursement”), and.thereafter neither party hereto shall have any further rights, obligations or liabilities hereunder except for those matters which expressly survive termination of this Agreement. For the avoidance

5 of doubt, Seller shall be permitted to cure any or all Seller Cure Items at Closing, whether by application of the Purchase Price or otherwise. It is understood that Purchaser may request a number of endorsements to the Title Policy (as hereinafter defined), at its sole cost and expense. Seller shall reasonably cooperate with Purchaser and the Title Company, at no cost to Seller and without increasing Seller’s liability, in order for the Title Company to issue any such endorsements. 4. Due Diligence. Purchaser has previously conducted a due diligence investigation of the Property and has satisfied itself as to the condition of the Real Property. 5. Representations and Warranties of Seller. Seller represents and warrants to Purchaser that: (a) Seller is a corporation, duly formed, validly existing and in good standing under the laws of the State of Delaware. Seller has full right and authority and has obtained, or shall have obtained at Closing, any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transaction contemplated hereby. (b) This Agreement is, and all the documents executed by Seller which are to be delivered to Purchaser at the Closing will be, duly authorized, executed, and delivered by Seller, and is and will be legal, valid, and binding obligations of Seller enforceable against Seller in accordance with their respective terms (except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, moratorium and other principles relating to or limiting the right of contracting parties generally), and, except as set forth on Schedule 5(b) attached hereto, does not and will not violate any provisions of any agreement to which Seller is a party or to which it is subject. (c) Except as set forth on Schedule 5(c) attached hereto, there are no pending, and, during the previous three (3) years, Seller has received no written notice of (and since the date Seller acquired the Real Property, Seller has received no notice written or otherwise of) any threatened, legal proceedings or administrative actions of any kind or character adversely affecting the Assets or Seller’s interest therein or Seller’s ability to perform its obligations under this Agreement. (d) Except as set forth on Schedule 5(d) attached hereto, Seller has received no written notice from any city, county, state or other government authority of any violation of any statute, ordinance, regulation, or administrative or judicial order or holding, whether or not appearing in public records, with respect to the Assets (including the conduct of business operations thereon), which violation has not been cured. (e) Wastewater System. Except as set forth on Schedule 5(e) attached hereto: (i) Seller has all necessary permits to operate the Wastewater System, and there are no outstanding violations with respect to the Wastewater System or any of

6 the required permits to operate the Wastewater System, and any previous notice of violation with respect to the Wastewater System has been remedied as required by the Department of Public Works of Fulton County, Georgia, and Seller has received no written notice of any outstanding violations with respect to the Wastewater System which have not been remedied as required by the Department of Public Works of Fulton County, Georgia. (ii) To the knowledge of Seller, Seller has, with respect to the Real Property and the Wastewater System, implemented all reasonable engineering and administrative controls necessary to prevent material spills, releases, upsets, bypasses, and exceedances from the on-site wastewater pretreatment facility; and (iii) To the knowledge of Seller, the Wastewater System pits are structurally sound and impervious in all material respects. (iv) To the knowledge of Seller, with respect to the Wastewater System, all floor drains and tank containment sumps direct wastewaters, rinsewaters, and captured liquids through structurally sound and impervious piping to the Wastewater System. (v) For purposes of this Section 5(e), “knowledge of Seller” shall mean the knowledge of Spence Richardson, Justin Basso and Allen Youngblade after reasonable inquiry. (f) No products produced at the Real Property are regulated as acidified foods or low-acid canned foods by the FDA or any other government authority, and none of the operations conducted at the Real Property require: (i) a food canning establishment registration or similar registration required for the production of acidified foods or low-acid canned foods; or (ii) the submission of scheduled process filings or similar filings with FDA or any other government authority for the production of acidified foods or low-acid canned foods. (g) None of Seller or its direct owners, managers, general partners, directors and officers (collectively, the “Seller Covered Parties”) is a “Prohibited Person” which is defined as a person or entity owned or controlled by, affiliated with, or acting for or on behalf of, any person or entity that is identified as an SDN on the most current list published by the U.S. Treasury Department’s Office of Foreign Assets Control (OFAC) related to Specially Designated Nationals and Blocked Persons (SDNs) (OFAC Regulations), and/or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (the “USA Patriot Act”) at its official website, http://www.treas.gov/offices/eotffc/ofac/sdn/t11sdn.pdf or at any replacement website or other replacement official publication of such list. (h) There is no pending, or, to Seller’s knowledge threatened, condemnation or similar proceeding affecting the Real Property. (i) Business Contracts; Assumed Contracts. (i) Schedule 5(i) attached hereto is a complete and correct list of all contracts, arrangements or other agreements (and any amendments and other modifications thereto) to which Seller is bound, in each case relating primarily to the Business, including

7 but not limited to, any service, maintenance, supply, equipment lease, real property lease, license, construction, architectural services, and parking agreement, in each case that are material to the Business as conducted by Seller prior to the Closing (the “Business Contracts”). Seller has delivered to Purchaser true, correct and complete copies of each Assumed Contract or, in the case of each Assumed Contract that is not in written form, a complete and correct description of the terms of each such Assumed Contract, including any amendments or modifications thereof. (ii) Each Assumed Contract is valid and in full force and effect, and is enforceable by Seller in accordance with its terms. Seller is not in breach, violation or default under, or has received notice that it is in breach, violation or default under, any of the terms or conditions of any Assumed Contract and, to the knowledge of Seller, no other party thereto is in breach, violation or default under, any of the terms or conditions of any Assumed Contract and, to the knowledge of the Seller, no circumstance has occurred that, with notice or lapse of time or both, would constitute a default or breach thereunder. To Seller’s knowledge, no event or circumstance has occurred that, with the lapse of time, giving of notice or both would constitute such a breach, violation or default by Seller or any such other party. (j) Environmental Matters. (i) A complete copy of the most recent environmental site assessment report commissioned by Seller relating to the Real Property has been furnished or will be furnished to Purchaser. Except as disclosed in the environmental reports and site assessments listed on Schedule 5(j) hereto or as otherwise described on Schedule 5(j), Seller has not received written notice from any governmental authority of any pending or threatened action or proceeding arising out of a violation or alleged violation of any Environmental Law applicable to the Assets. Except as set forth on Schedule 5(j) hereto, with respect to the Assets, (A) Seller possesses all material licenses and permits required under all applicable Environmental Laws and (B) to the knowledge of Seller, Seller is in compliance in all material respects with all applicable standards, requirements and obligations contained in all Environmental Laws or contained any notice or demand letter issued by any regulatory authority thereunder. Except as disclosed in Schedule 5(j) hereto, with respect to the Assets, Seller has not entered into, agreed to enter into, or contemplated entering into any consent decree or order, and Seller is not subject to any judgment, decree or judicial or administrative order relating to compliance with, or the cleanup of Hazardous Materials. (ii) For purposes of this Agreement: (A) “Environmental Laws” means all federal, state, or local laws, rules or regulations, and any judicial or administrative interpretation thereof, including any judicial or administrative orders or judgments, all as currently promulgated and in effect, relating to the protection of human health and the environment and (B) “Hazardous Materials” means any waste, pollutant, contaminant, hazardous substance, toxic, ignitable, reactive or corrosive substance, hazardous waste, special waste, industrial substance, by-product, process-intermediate product or waste, asbestos or asbestos-containing materials, lead-based paint, petroleum or petroleum- derived substance or waste, polychlorinated biphenyls, chemical liquids or solids, liquid or

8 gaseous products, or any constituent of any such substance or waste, whether liquid, solid, semi solid, sludge or gaseous, the management, use, handling or disposal of which is in any way governed by or subject to any applicable Environmental Law, Hazardous Materials under, any applicable Environmental Law. (iii) For purposes of this Section 5(j), “knowledge of Seller” shall mean the knowledge of Spence Richardson, Justin Basso and Allen Youngblade after reasonable inquiry. (k) Seller has not filed or been the subject of any filing of a petition under the Federal Bankruptcy Law or any federal or state insolvency laws or laws for composition of indebtedness or for the reorganization of debtors. (l) Seller is not a “foreign person,” “foreign trust” or “foreign corporation” (as those terms are defined in the Internal Revenue Code of 1986, as amended, and related Income Tax Regulations). (m) All of the inventory that constitutes Assets of Seller (i) was acquired or manufactured in the ordinary course of business consistent with past practice, and (ii) is of a quality and quantity usable or saleable in the ordinary course of business. No previously sold inventory is subject to returns in excess of those historically experienced by Seller. All such inventory is located at the Real Property and is owned by Seller, free and clear of all liens except as set forth on Schedule 5(n). (n) Except as set forth on Schedule 5(n) attached hereto, Seller has good, valid, transferable and marketable title to all of the Assets, free and clear of all liens, other than Permitted Exceptions. (o) All items of tangible personal property and assets included in the Assets (i) are free of defects and in good operating condition and in a state of good maintenance and repair, subject to ordinary wear and tear and (ii) were acquired and are usable in the regular and ordinary course of business as presently conducted by Seller. All of the tangible personal property and assets included in the Assets are located at the Real Property. (p) Labor and Employment Matters. (i) Schedule 5(p)(i) sets forth a complete and accurate list of each employee of Seller whose employment duties are primarily related to the performance of services for the Business (“Business Employees”), together with their: (A) name; (B) job title; (C) full-time or part-time status; (D) hire date; (E) work location; (F) classification as exempt or non-exempt under the Fair Labor Standards Act of 1938 and similar laws; (G) base annual salary, hourly wage rate, or other form of compensation (as applicable); (H) incentive compensation received in the prior calendar year; (I) incentive compensation expected for the current calendar year; (J) active or leave status (and, if on leave, the nature of the leave and the expected return date); (K) visa status (including the type of visa, sponsoring entity, and expiration date); (L) accrued but unused paid time off; (M) whether the employee is subject to an employment agreement; (N) pay schedule; (O) supervisor; and (P) department. Except as set forth on Schedule 5(p)(i), neither Seller nor any of its

9 affiliates employ or engage any person whose primary job duties or responsibilities are dedicated to, or who are primarily engaged in, the Business, other than the Business Employees. The Business Employees are reasonably sufficient in number and skill to allow Purchaser to operate the Business in substantially the same manner as the Business was conducted prior to the transactions contemplated by this Agreement. (ii) (A) Seller is not a party to or bound by any collective bargaining agreement, contract or legally binding commitment to any union or employee or labor organization or group (each a “CBA”) in respect of or affecting the Business or Business Employees; (B) Seller is not currently engaged in any negotiation with any union or employee or labor organization in respect of or effecting any Business Employee; (C) there is, and for the past three (3) years there has been, no strike, labor dispute, work slowdown or stoppage pending or, to the knowledge of Seller, threatened against Seller with respect to the Business; and (D) Seller is not, and within the past three (3) years has not been, the subject of any union organization effort related to the Business. (iii) At no time in the past three (3) years has Seller experienced a “plant closing” or “mass layoff” (as defined in the Worker Adjustment and Retraining Notification Act or any similar law (collectively, “WARN”)) in the conduct of the Business. Schedule 5(p)(iii) sets forth a complete and accurate list of each employee of Seller who performed services at a location where the Business is conducted or where there are otherwise Business Employees and who has experienced an “employment loss” under WARN in the ninety (90) day period immediately prior to the Closing, including their name and job title, date of termination, and work location. (iv) Except as set forth on Schedule 5(p)(iv), there have been no sexual harassment or material other harassment, discrimination, or retaliation allegations relating to any Business Employee or the Business in the past three (3) years. (q) Employee Benefit Plan Matters. (i) Schedule 5(q)(i) (A) contains a true, correct and complete list of each Employee Benefit Plan sponsored or maintained or required to be sponsored or maintained at any time by the Seller or any ERISA Affiliate for Business Employees or to which the Seller or any ERISA Affiliate makes or has made, or has or has had an obligation to make, contributions at any time, or with respect to which the Seller or any ERISA Affiliate has any liability or obligation to Business Employees (each a “Seller Benefit Plan”) and (B) separately identifies any Seller Benefit Plan maintained solely for the benefit of one or more Business Employees. With respect to each Seller Benefit Plan identified in Schedule 5(q)(i), Seller has delivered to Purchaser true, correct and complete copies of the most recent summary plan description required under ERISA, if applicable, or a summary of such other documentation with respect to any Seller Benefit Plan reasonably requested by Purchaser. (ii) For the purposes of this Agreement, (x) “Employee Benefit Plan” shall mean means, with respect to any person, each plan, fund, program, agreement, arrangement or scheme, including each plan, fund, program, agreement, arrangement or

10 scheme maintained or required to be maintained under applicable laws, that promises or provides compensation or benefits of any kind to any current or former Business Employee, including (a) each deferred compensation, bonus, incentive compensation, pension, retirement, employee stock ownership, stock purchase, stock option, profit sharing or deferred profit sharing, stock appreciation, phantom stock plan and other equity compensation plan, “welfare” plan (within the meaning of Section 3(1) of ERISA, determined without regard to whether such plan is subject to ERISA), (b) each “pension” plan (within the meaning of Section 3(2) of ERISA, determined without regard to whether such plan is either subject to ERISA or is tax-qualified under the Code) and (c) each severance plan or agreement, and each other plan providing health, vacation, supplemental unemployment benefit, hospitalization insurance, medical, dental, disability, life insurance, death or survivor benefits, fringe benefits or legal benefits, (y) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and (z) “ERISA Affiliate” means any person (whether incorporated or unincorporated) that together with the Seller would be deemed a “single employer” or under common control under Section 4001 of ERISA or Section 414 of the Code, currently or at any relevant time. (r) Intentionally Omitted. (s) Permits. Schedule 5(s) sets forth a complete and accurate list of each material license, permit, authorization, order, filing, franchise, certificate, notification, approval action, waiver and consent, affecting, or relating to, the Business (the “Business Permits”) together with the name of the holder of such Business Permit, the name of the government authority issuing such Business Permit, the date of issuance and the date of expiration. (t) Knowledge Definition. As used in this Agreement (except as used in Sections 5(e) and 5(j)), the phrase “knowledge of Seller” or words of similar import shall mean the actual (and not constructive or imputed) knowledge, without independent investigation or inquiry, of Spence Richardson, Justin Basso, Allen Youngblade and Robert Taliana who has operational oversight responsibility with respect to the Business, the Assets and the operations at the Real Property. Purchaser acknowledges that each of Spence Richardson, Justin Basso, Allen Youngblade and Robert Taliana is named solely for the purpose of defining and narrowing the scope of Seller’s knowledge and not for the purpose of imposing any liability on or creating any duties running from them to Purchaser. The express representations and warranties made in this Agreement shall not merge into any Closing Documents. For purposes of this Agreement, the “Closing Documents” shall include the Bill of Sale, the General Assignment and Assumption Agreement and the Co-Manufacturing Agreement. (u) Exclusivity of Representations and Warranties. THE PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 5 (AS QUALIFIED BY THE SCHEDULES) OR ANY OTHER TRANSACTION DOCUMENT, NEITHER SELLER NOR ANY OTHER PERSON MAKES, OR HAS BEEN AUTHORIZED BY SELLER TO MAKE, ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE BUSINESS, THE ASSETS OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, AND SELLER DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY SELLER OR

11 BY ANY OF SELLER’S OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES, AGENTS OR REPRESENTATIVES, AND, IF MADE, SUCH REPRESENTATION OR WARRANTY MAY NOT BE RELIED UPON BY THE PURCHASER AS HAVING BEEN AUTHORIZED BY SELLER. 6. Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller that: (a) Purchaser is a corporation, duly formed, validly existing and in good standing under the laws of the State of Ohio. Purchaser has full right and authority and has obtained, or shall have obtained at Closing, any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transaction contemplated hereby. (b) This Agreement is, and all the documents executed by Purchaser which are to be delivered to Seller at the Closing will be, duly authorized, executed, and delivered by Purchaser, and is and will be legal, valid, and binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms (except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, moratorium and other principles relating to or limiting the right of contracting parties generally), and does not and will not violate any provisions of any agreement to which Purchaser is a party or to which it is subject, which violation could reasonably be expected to have a material adverse effect on Purchaser’s ability to perform its obligations under this Agreement. (c) Purchaser has the financial capability and sufficient cash on hand to provide the Purchase Price and other consideration required by this Agreement. (d) There are no actions, suits, or proceedings pending and, during the previous three (3) years, Purchaser has received no written notice of any threatened actions, suits or proceedings against or affecting Purchaser, before any court of any jurisdiction or any administrative, regulatory, adjudicatory or arbitration body or agency of any kind that have, or could reasonably be expected to have, a material and adverse effect on Purchaser’s ability to perform its obligations under this Agreement. 7. Confidentiality. The terms of this Agreement, the terms of the acquisition of the Assets and all other business, financial or other information relating directly to the Assets, the transaction contemplated under this Agreement, (collectively, the “Confidential Information”) that has not been publicly disclosed pursuant to authorization by either party is confidential and proprietary information. Accordingly, the parties represent that they have not and agree that they will not and will direct their respective members, shareholders, partners, directors, officers, agents, advisors and affiliates not to, disclose to any person any Confidential Information or confirm any statement made by third persons regarding Confidential Information; provided, however, that the parties may disclose such Confidential Information (i) if required by law (it being specifically understood and agreed that anything set forth in a registration statement or any other document filed pursuant to law will be deemed required by law, and provided that before making any disclosure of Confidential Information required by law the disclosing party will notify the other parties and provide them

12 with a copy of the proposed disclosure and an opportunity to comment thereon before the disclosure is made) or (ii) to its accountants, attorneys, consultants or other advisors who have a need to know such Confidential Information in connection with the transaction under this Agreement and who is informed of the obligations under this Section 7. 8. Conditions Precedent to Closing. (a) Purchaser Conditions. The following shall be conditions precedent to Purchaser’s obligation to consummate the purchase and sale transaction contemplated herein (the “Purchaser’s Conditions Precedent”): (i) No Termination. Purchaser shall not have terminated this Agreement. (ii) Title Policy. Title Company shall be committed to issue to Purchaser, at the Closing, an ALTA owner’s policy of title insurance or policies of insurance (individually, or collectively, if applicable, the “Title Policy”), insuring Purchaser’s interest in the Real Property, dated the day of the Closing, with liability in the amount of the Purchase Price, subject only to the standard policy exclusions from coverage and the Permitted Exceptions, except to the extent that the Title Company shall not be committed to issue the Title Policy as described herein on account of any act or omission of Purchaser following the expiration of the Title Due Diligence Period. (iii) Wastewater Discharge Permit. To the extent Seller’s permit is not transferable, Purchaser shall have been issued a valid permit with respect to the Wastewater System that is substantially similar to Seller’s permit (including with respect to scope and magnitude of usage) by the applicable governmental authority or shall have received documentation allowing Purchaser to operate the Business under Seller’s permit until Purchaser receives a valid permit with respect to the Wastewater System that is substantially similar to Seller’s permit (including with respect to scope and magnitude of usage) by the applicable governmental authority. (iv) Accuracy of Representations. The representations and warranties contained in Section 5 shall be true and correct in all material respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that expressly address matters only as of a specified date, which shall be true and correct in all respects as of that specified date); provided, however, that each of the representations in Sections 5(a), 5(b), 5(c), 5(d) and 5(n) (collectively, the “Fundamental Representations”) shall be true and correct as of the Closing Date (other than such representations and warranties that expressly speak only as of a specified date or time, which shall be true and correct as of such specified date or time), except to the extent of any de minimis inaccuracies. (v) Performance of Covenants. Each of the covenants and obligations set forth herein that Seller is required to comply with or perform at or prior to the Closing shall have been complied with or performed in all material respects.

13 (vi) Closing Deliverables. Seller shall have delivered to the Escrow Company and Purchaser the items described in Section 10. The conditions set forth in this Section 8(a) are solely for the benefit of Purchaser and may be waived only by Purchaser. Purchaser shall, at all times prior to the termination of this Agreement, have the right to waive any of these conditions. (b) Seller Conditions. The following shall be conditions precedent to Seller’s obligation to consummate the purchase and sale transaction contemplated herein (the “Seller’s Conditions Precedent”): (i) No Termination. Purchaser shall not have terminated this Agreement. (ii) Purchase Price. Purchaser shall have delivered to Escrow Company, on or prior to the Closing Date, for disbursement as directed hereunder, all cash or other immediately available funds due from Purchaser in accordance with this Agreement. (iii) Accuracy of Representations. The representations and warranties contained in Section 6 shall be true and correct in all material respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that expressly address matters only as of a specified date, which shall be true and correct in all respects as of that specified date); provided, however, that each of the representations in Sections 6(a) and 6(b) shall be true and correct as of the Closing Date (other than such representations and warranties that expressly speak only as of a specified date or time, which shall be true and correct as of such specified date or time), except to the extent of any de minimis inaccuracies. (iv) Performance of Covenants. Each of the covenants and obligations set forth herein that Purchaser is required to comply with or perform at or prior to the Closing shall have been complied with or performed in all material respects. (v) Closing Deliverables. Purchaser shall have delivered to Escrow Company and Seller the items described in Section 11. The conditions set forth in this Section 8(b) are solely for the benefit of Seller and may be waived only by Seller. Seller shall, at all times prior to the termination of this Agreement, have the right to waive any of these conditions. 9. Covenants of the Parties. Seller covenants with Purchaser, and Purchaser covenants with Seller, as applicable, as follows: (a) Conduct of the Business. From the Effective Date until the earlier of the Closing Date and the termination of this Agreement in accordance with the terms hereof, Seller will (A) conduct its business and operations in the ordinary course and in accordance with past practice and in compliance with all applicable laws in all material respects, and (B) operate and

14 maintain the Assets in substantially the manner being operated and maintained on the date of this Agreement. Without limiting the generality of the foregoing, except (1) as required by law, (2) expressly contemplated by this Agreement or (3) as consented to by Purchaser in writing, the Seller will not: (i) enter into any leases, occupancy agreements, licenses relating to the Real Property; (ii) modify or terminate any existing Assumed Contracts or otherwise waive, release or assign any material rights, claims or benefits of Seller under such Assumed Contract, other than renewals in the ordinary course of business where such renewal provides for (x) a term of less than twelve (12) months and/or (y) a right for Seller to terminate for convenience without any liability; (iii) enter into any CBA or recognize or certify any union or other labor organization or employee representative as the bargaining representative of any Business Employee; (iv) implement or announce any employee layoffs or actions that could implicate the WARN Act; (v) undertake any material capital improvements or any deferred maintenance repairs with respect to the Assets; or (vi) (A) hire any Business Employees other than to fill vacancies arising due to terminations of employment of Business Employees or (B) terminate the employment of any Business Employees other than for cause; (vii) increase in any manner the compensation or benefits of, or pay any bonus to, any Business Employee. (b) Until the Closing, Seller shall keep the Real Property insured against fire, vandalism and other loss, damage and destruction to the extent and in the amounts maintained on the date of this Agreement, provided, however, that Seller’s insurance policies shall not be assigned to Purchaser at the Closing, and Purchaser shall be obligated to obtain its own insurance coverage from and after the Closing. (c) Until the Closing, Seller shall after obtaining knowledge thereof, promptly notify Purchaser of any material change in any condition with respect to the Assets or of any event or circumstance, which makes any representation, or warranty of Seller to Purchaser under this Agreement materially untrue or misleading. (d) Employees. (i) Transferred Employees. No later than twenty (20) days prior to the Closing Date or as otherwise reasonably requested by Purchaser, Seller shall update Schedule 5(q)(i) to reflect current census information, including any replacement or removal of an employee due to termination and any other employee hired by the Seller, in

15 each case, to the extent permitted by, and otherwise in accordance with, the terms of this Agreement. No later than ten (10) days prior to the Closing, Purchaser or an affiliate of Purchaser (including a third party) shall issue written offers of employment (“Offer Letters”) to all Business Employees, except as otherwise provided herein, which employment shall be effective as of and subject to the Closing (except as expressly set forth herein) and completion of Purchaser’s or its respective affiliate’s E-Verify screening in a manner that is satisfactory to Purchaser. Such Offer Letters shall include, with respect to each Business Employee, at a minimum, terms consistent with Section 9(d)(ii). Purchaser shall provide the form of its proposed Offer Letter to Seller prior to its issuance to Business Employees. Notwithstanding the foregoing, for each Business Employee who is absent due to short-term or long-term disability, workers’ compensation or other similar approved leave (each, an “Employee on Leave”), Purchaser or its respective affiliate shall offer employment to each such Employee on Leave, to be effective upon the later of the Closing Date or such Employee on Leave’s return to active employment, provided such Employee on Leave returns to work within six (6) months of the Closing Date. Each Business Employee who accepts the offer of employment from Purchaser or its respective affiliate and actually commences employment with Purchaser or its affiliate (as applicable) shall be referred to herein as a “Transferred Employee.” Seller shall retain all liabilities with respect to all Employees on Leave until they become a Transferred Employee and all Business Employees who do not become Transferred Employees. Seller and Purchaser shall reasonably cooperate in issuing the offers of employment as set forth in this Section 9(d)(i) and otherwise communicating with Business Employees. (ii) Seller shall use its commercially reasonable efforts to ensure that any foreign national who requires a visa, employment pass, permit, or other regulatory approval in order to work for Seller in his or her current position may continue to work in such position as a Transferred Employee on and following the Closing Date. Any such employee who is not able to commence employment with Purchaser or its respective affiliate on the Closing Date as a result of such visa, employment pass, permit, or other regulatory approval shall remain employed by Seller, and Seller shall make such employee reasonably available to assist Purchaser until such employee is able to commence employment with Purchaser. Purchaser shall be under no obligation to offer employment to or otherwise employ any such employee if the proper visa, employment pass, permit, or other regulatory approval required to work for Purchaser has not been obtained within six (6) months following the Closing. (iii) For a period of one (1) year following the Closing Date (or, if earlier, the date of the Transferred Employee’s termination of employment), Purchaser, shall provide or cause each of the Transferred Employees to be provided with (A) a base salary or wages and target short-term cash incentive opportunities that are substantially similar in aggregate value (excluding any value attributable to equity and equity-based compensation) to, and (B) retirement and welfare benefits (excluding any equity or equity- based, nonqualified deferred compensation, severance, defined benefit pension, post- employment welfare and other similar benefits) that are substantially comparable in the aggregate to, in each of clauses (A) and (B) those provided to such Transferred Employee immediately prior to the Closing Date. Effective immediately prior to the Closing (or such later date with respect to any Employee on Leave) and contingent on the Closing, Seller

16 will (1) terminate the employment of all of the Business Employees, and (2) pay out to each Business Employee all unused vacation or paid time off and other paid personal leave time accrued by such Business Employee and the employer portion of any taxes in connection therewith. (iv) Each Transferred Employee shall be credited with his or her years of service with Seller (and any predecessor entities thereof), to the extent such predecessor service is credited by Purchaser before the Closing Date under any employee benefit plan of Purchaser providing benefits similar to those provided under Seller’s benefit plans (including under any applicable pension, 401(k), savings, medical, dental, life insurance, vacation, long-service leave or other leave entitlements, post-retirement health and life insurance, termination indemnity, severance or separation pay plans) to the same extent as such Transferred Employee was entitled, before the Closing Date, to credit for such service under such benefit plan of Seller for eligibility and vesting purposes and for purposes of determining future paid time off accruals and severance amounts (but not for benefit accruals under a defined benefit pension plan), except to the extent such credit would result in the duplication of benefits for the same period of service. Purchaser shall use commercially reasonable efforts to provide that each Transferred Employee shall be given credit for amounts paid under such benefit plan for the applicable plan year for purposes of applying deductibles, co-payments and out-of-pocket maximums (including any lifetime maximums) as though such amounts had been paid in accordance with the terms and conditions of the parallel plan, program or arrangement of Purchaser. (v) Purchaser shall use commercially reasonable efforts to waive for each Transferred Employee and his or her dependents any waiting period provision, payment requirement to avoid a waiting period, pre-existing condition limitation, actively- at-work requirement and any other restriction that would prevent immediate or full participation under the welfare plans of Purchaser applicable to such Transferred Employee to the extent such waiting period, pre-existing condition limitation, actively-at-work requirement or other restriction would not have been applicable to such Transferred Employee under the terms of the welfare plans of Seller on the date of this Agreement. (vi) Notwithstanding anything to the contrary in this Section 9(d), (A) Seller shall permit each Transferred Employee to remain on Seller’s health and welfare plans through the end of the month in which the Closing occurs (or the end of the month in which any Employee on Leave returns to work) and each Transferred Employee will be eligible to participate in Purchaser’s health and welfare plans effective as of the first day of the month following the month in which the Closing occurs (or the first day of the month following the month in which an Employee on Leave returns to work) and (B) to the extent a Transferred Employee is hired by Seller within 30 days prior to the Closing Date, in addition to remaining on Seller’s health and welfare plans in accordance with clause (A), Seller shall take all steps reasonably necessary to ensure that such Transferred Employee elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Action of 1985 (“COBRA”) with respect to the Seller Benefit Plans for the month following the month in which the Closing occurs and Seller shall pay such Transferred Employee’s applicable COBRA premiums for the month following the month in which the Closing occurs (provided that Purchaser shall reimburse Seller for any such payments), and

17 such Transferred Employee will be eligible to participate in Purchaser’s benefit plans on the first day of the second month following the month in which the Closing occurs. (vii) To the extent any (A) short-term cash incentive amounts in respect of calendar year 2024 (the “STI Amounts”) or (B) long-term cash incentive amounts (the “LTI Amounts”) remain payable to the Transferred Employees as of the Closing Date pursuant to a Seller Benefit Plan, the Purchaser shall, or shall cause one of its affiliates to, assume and pay all outstanding STI Amounts and LTI Amounts to the Transferred Employees in accordance with the terms and conditions of the applicable Seller Benefit Plan and this Agreement; provided, that the termination of the Transferred Employees’ employment with Seller will not constitute a termination of employment pursuant to the applicable Seller Benefit Plans. Purchaser’s or its affiliate’s payment of the STI Amounts and the LTI Amounts shall be contingent upon and subject to such LTI Amounts and STI Amounts (together with the employer portion of any taxes payable with respect to the LTI Amounts and STI Amounts) being reflected in the Closing Statement as a reduction to the Purchase Price. Purchaser shall not be responsible for the payment of any accrued bonus amounts of any kind owed to the Transferred Employees to the extent such amounts (1) were incurred prior to the Closing Date and (2) are not reflected in the Closing Statement. (viii) Seller shall pay or cause to be paid (A) to each Business Employee who becomes a Transferred Employee, in his or her final paycheck, any accrued but unused vacation, paid time off, and other paid personal leave and (B) to each Business Employee, no later than fifteen (15) Business Days after the Closing, any amount that becomes due and payable to such Business Employee as a result of the transactions contemplated by this Agreement pursuant to the arrangements set forth on Schedule 9(d)(v). Subject to the discretion of the Business Employee’s manager, whose approval shall not be unreasonably withheld, during the calendar year in which the Closing Date occurs, Purchaser shall permit such Transferred Employee to take scheduled time off requested by such Transferred Employee following the Closing, on an unpaid basis to the extent such scheduled time off exceeds the paid time off such Business Employee has earned with Purchaser following the Closing Date. (ix) This Section 9(d) is binding upon and inures solely to the benefit of each party to this Agreement, and nothing in this Section 9(d), express or implied, is intended to or will confer upon any other person any right, benefit or remedy of any nature whatsoever, as a third party beneficiary or otherwise, under or by reason of this Section 9(d). In no event will the terms of this Agreement be deemed to (i) establish, amend, or modify any Employee Benefit Plan or any other benefit plan, program, agreement or arrangement maintained or sponsored by Purchaser, Seller or any of their respective affiliates, (ii) alter or limit the ability of Purchaser or any of its subsidiaries to amend, modify or terminate any of the Employee Benefit Plans or any other benefit or employment plan, program, agreement or arrangement after the Closing, or (iii) confer upon any current or former employee or other person, any right to employment or continued employment or continued service with Purchaser or any of its subsidiaries, or constitute or create an employment or agreement with, or modify the at-will status of any, employee or other person.

18 (e) Intentionally Omitted. (f) In order to ensure a smooth transition of the Business from Seller to Purchaser, during the period between the Effective Date and the Closing Date, Seller shall take the actions described on Schedule 9(f) within the time periods set forth therein. Failure to take any such action within such time period shall not constitute a material breach or default for purposes of Section 16(a)(ii) of this Agreement, except to the extent that such failure is a result of Seller’s Willful Breach or fraud. (g) Non-Assignable Contracts; Permits. (i) The Seller will, during the remaining term of each Non-Assignable Contract, use commercially reasonable efforts to (A) obtain the consent of the third parties required thereunder, (B) make the benefit of such Non-Assignable Contract available to Purchaser so long as Purchaser fully cooperates with Seller and promptly reimburses Seller for all payments made by Seller (with the prior written approval of Purchaser) in connection therewith and (C) enforce, at the request of Purchaser and at the sole expense and for the account of Purchaser, any right of Seller arising from such Non-Assignable Contract against the other party or parties thereto (including the right to elect or terminate any such Non-Assignable Contract in accordance with the terms thereof). Seller will not take any action or suffer any omission that could limit, restrict or terminate in any material respect the benefits to Purchaser of such Non-Assignable Contract unless, in good faith and after consultation with and prior written notice to Purchaser, Seller is (1) ordered to do so by a governmental authority of competent jurisdiction or (2) otherwise required to do so by law; provided, however, that if any such order is appealable, Seller will, at Purchaser’s sole cost and expense, take such reasonable actions as are requested by Purchaser to file and pursue such appeal and to obtain a stay of such order. Nothing in this Agreement or the Assignment and Assumption Agreement constitutes a sale, assignment, transfer or conveyance to, or assumption by, Purchaser of the Non-Assignable Contracts. With respect to any such Non-Assignable Contract as to which the necessary approval or consent for the assignment or transfer to Purchaser is obtained following the Closing, Seller will transfer such Non-Assignable Contract to Purchaser by execution and delivery of an instrument of conveyance reasonably satisfactory to Purchaser within five (5) business days following receipt of such approval or consent. For purposes of this Agreement, “Non-Assignable Contracts” means Assumed Contracts that require third-party consents for assignment that have not been obtained by Seller prior to or as of the Closing. (ii) Purchaser and Seller acknowledge certain Business Permits which are held by Seller and required for the conduct of the Business as currently conducted or for the ownership and use of the Assets require the consent of the applicable governmental authority to assign those Business Permits from Seller to Purchaser or are not assignable and Purchaser must obtain its own Business Permits to continue to conduct the Business after Closing. Except as otherwise provided herein, following Closing, Purchaser shall use commercially reasonable efforts to obtain, within six (6) months after Closing, approval to assign any and all Business Permits or new Business Permits to replace non-assignable Business Permits, and Seller shall provide reasonable assistance to Purchaser upon request in connection with such activities.

19 (h) Seller shall cause all liens set forth on Schedule 9(h) to be released as soon as possible (and in any event within five (5) business days) after Closing and shall deliver to Purchaser copies of any UCC termination statements filed with respect thereto. (i) Subject to the terms and conditions set forth in this Agreement, each party to this Agreement will cooperate with the other and use commercially reasonable efforts to take or cause to be taken all actions, and to do or cause to be done all things, reasonably necessary, proper or advisable under this Agreement and applicable law to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement, including preparing and filing, as soon as reasonably practicable, all documentation to effect notices, reports and other filings necessary, proper or advisable to be filed with, and obtaining, as soon as reasonably practicable, all consents, registrations, approvals, permits and authorizations necessary, proper or advisable to be obtained from, any third party. Following the Closing, the parties hereto will reasonably cooperate with each other to provide information for reasonable business purposes. This Section 9(i) shall survive the Closing. 10. Seller’s Closing Deliveries. At Closing, Seller shall deliver or cause to be delivered to Escrow Company the following: (a) An original limited warranty deed executed by Seller, in the form of Exhibit A attached hereto, conveying the Real Property to Purchaser, free and clear of all claims, liens and encumbrances except the Permitted Exceptions (the “Deed”). (b) A Bill of Sale executed by Seller, in the form of Exhibit B attached hereto, conveying the Personal Property to Purchaser (the “Bill of Sale”). (c) A General Assignment and Assumption executed by Seller, in the form of Exhibit C attached hereto, conveying to Purchaser the Assumed Contracts (the “General Assignment and Assumption”). (d) A Co-Manufacturing Agreement executed by Seller in the form of Exhibit D attached hereto (the “Co-Manufacturing Agreement”). (e) A FIRPTA affidavit for the conveyance of the Assets, in the form of Exhibit E attached hereto (the “Certificate of Non-Foreign Status”). (f) Any keys in the possession or control of Seller to all locks located in the Real Property. (g) A customary form of Owner’s Affidavit and gap indemnity reasonably required by the Title Company to which Purchaser shall not be a third party beneficiary. (h) Any other customary documents, instruments or agreements reasonably required by the Title Company from a seller to effectuate the transaction contemplated by this Agreement.

20 (i) A closing statement reflecting the Purchase Price and all adjustments, prorations, credits, costs and expenses set forth herein (a “Closing Statement”) approved and signed by Seller. (j) Commercially reasonable evidence of the termination of the contracts identified on Schedule 10(j). Notwithstanding the foregoing, the items described in Section 10(e) and Section 10(f) may be delivered by Seller to Purchaser outside of escrow, including by leaving such items with a representative of Purchaser or Purchaser’s new property manager, if any, at the Real Property, promptly (but in no event later than one (1) business day) after the Closing. 11. Purchaser’s Closing Deliveries. At least one (1) business day prior to the Closing (except for the balance of the Purchase Price which shall be delivered pursuant to the following clause (a) no later than 5:00 p.m. (Eastern Time) on the date of the Closing), Purchaser shall deliver to Escrow Company: (a) The balance of the Purchase Price, together with such other sums as Escrow Company shall require to pay Purchaser’s share of the Closing costs, prorations, reimbursements and adjustments as set forth in Sections 12 and 13 herein, in immediately available funds. (b) An executed counterpart of the General Assignment and Assumption, whereby Purchaser shall assume the obligations relating to the matters set forth in such document from and after the Closing. (c) An executed counterpart of the Co-Manufacturing Agreement. (d) A Closing Statement approved and signed by Purchaser. (e) Any other customary documents, instruments or agreements reasonably required by the Title Company from a purchaser to effectuate the transaction contemplated by this Agreement. 12. Prorations and Adjustments. (a) The following shall be prorated and adjusted between Seller and Purchaser as of 12:00 a.m. (Eastern Time) on the day of Closing based on the periods to which they relate and are applicable (regardless of when payable), except as otherwise specified: (i) Real estate taxes and personal property taxes shall be prorated on a per diem basis as of the Closing Date. If any taxes have not been finally assessed as of the Closing Date for the current fiscal year of the taxing authority, then the same shall be adjusted as of Closing based upon the most recently issued bills therefor, and shall be readjusted when final bills are issued and as provided for in Section 12(c) below. (ii) Operating costs, utility charges and such other items that are customarily prorated in transactions of this nature shall be ratably prorated. Water rates,

21 water meter charges, sewer rents and vault charges, if any, shall be adjusted and prorated on the basis of the fiscal period for which they are assessed. If there is a water meter, or meters, on the Assets, Seller shall, at the Closing, use commercially reasonable efforts to furnish a reading of same to a date not more than thirty (30) days prior to the Closing and the unfixed meters charges and unfixed sewer rent thereon for the time intervening from the date of the last reading shall be apportioned on the basis of such last reading, and shall be appropriately readjusted after the Closing on the basis of the next subsequent bills. Unmetered water charges shall be apportioned on the basis of the charges therefor for the same period of the preceding calendar year, but applying the current rate thereto. (b) For purposes of calculating prorations, Purchaser shall be deemed to be in title to the Assets, and, therefore, entitled to the income therefrom and responsible for the expenses thereof for the entire day upon which the Closing occurs. All such prorations shall be made on the basis of the actual number of days of the month which shall have elapsed as of the day of the Closing and based upon the actual number of days in the month and a three hundred sixty-five (365) day year. Seller shall prepare a schedule of prorations and deliver it to Purchaser not less than two (2) business days prior to the Closing. (c) The amount of such prorations shall be initially performed by Seller and Purchaser at Closing but shall be subject to adjustment in cash after the Closing outside of escrow as and when complete and accurate information becomes available, if such information is not available at the Closing. Seller and Purchaser agree to cooperate and use commercially reasonable efforts to make such adjustments no later than ninety (90) days after the Closing (except with respect to property taxes, which shall be adjusted within sixty (60) days after the tax bills for the applicable period are received). (d) Except as set forth in this Section 12, all items of income and expense which accrue for the period prior to the Closing Date will be for the account of Seller and all items of income and expense which accrue for the period on and after the Closing Date, to the extent such items are customarily apportioned, will be for the account of Purchaser. (e) The provisions of this Section 12 shall survive the Closing for a period of six (6) months. 13. Closing. The closing of the purchase and sale of the Assets under this Agreement (the “Closing”) will take place (a) with the Escrow Company, remotely, via electronic exchange of documents, two (2) business days after the satisfaction or, to the extent permissible, waiver by the party or parties entitled to the benefit of the conditions set forth in Section 8 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) or (b) at such other place, at such other time or on such other date as Purchaser and Seller may mutually agree in writing; provided, that the Closing may not take place prior to the date that is ninety (90) days after this date of this Agreement (the “Inside Date”) without the prior written consent of Purchaser. The date on which Closing occurs shall be referred to as the “Closing Date.”

22 14. Closing Costs. (a) Seller shall pay or cause to be paid (1) all real estate transfer taxes and documentary taxes (deed excise stamp taxes) payable in connection with the sale contemplated herein, (2) one-half of all escrow charges, and (3) all costs of obtaining and recording title clearing instruments for Liquidated Defects. (b) Purchaser shall pay (1) all title insurance premium costs for any title insurance policy obtained by Purchaser or its lender and for all endorsements thereto, (2) Purchaser’s cost to obtain the Survey or any update to the Existing Survey, (3) all costs of recording the Deed, (4) one-half of all escrow charges, and (5) all fees, costs or expenses in connection with Purchaser’s due diligence reviews and analyses hereunder. (c) Except as otherwise provided in this Agreement, each party shall bear the expense of its own counsel, accountants and other professionals. 15. Risk of Loss. (a) If prior to the Closing, the Improvements, or any part thereof, are materially damaged (as set forth in Section 15(d)), Purchaser shall have the right, exercisable by giving written notice to Seller within five (5) business days after receiving written notice of such damage or destruction (but in any event prior to the Closing), either (i) to terminate this Agreement, in which case neither party shall have any further rights or obligations hereunder except for those obligations that are to survive the termination of this Agreement as expressly set forth elsewhere in this Agreement, and any money or documents in escrow shall be returned to the party depositing the same, or (ii) to accept the Assets in its then condition and to proceed with the Closing and receive an assignment of all of Seller’s right to any insurance proceeds for repairs, if any, payable by reason of such damage or destruction (except to the extent any insurance proceeds are attributable to lost rents or other items applicable to any period prior to the Closing) less any amount expended by Seller to repair the damage (which Seller shall have no obligation to repair). A failure by Purchaser to notify Seller in writing within such five (5) business day period shall be deemed an election to terminate the Agreement under clause (i) above. If Purchaser elects to proceed under clause (ii) above, Seller shall not compromise, settle or adjust any claims to such proceeds without Purchaser’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. (b) If prior to the Closing, all or any material portion (as set forth in Section 15(d)) of the Real Property is subject to a taking by public authority, Purchaser shall have the right, exercisable by giving written notice to Seller within five (5) business days after receiving written notice of such taking (but in any event prior to the Closing), either (i) to terminate this Agreement, in which case neither party shall have any further rights or obligations hereunder (except as may be expressly provided to the contrary elsewhere in this Agreement), and any money or documents in escrow shall be returned to the party depositing the same, or (ii) to accept the Real Property in its then condition, without any abatement or reduction in the Purchase Price, and receive an assignment of all of Seller’s rights to any condemnation award payable by reason of such taking (except to the extent any part of the condemnation award is attributable to lost rents or other items applicable to any period prior to the Closing). A failure by Purchaser to notify Seller in writing

23 within such five (5) business day period shall be deemed an election to proceed under clause (i) above. If Purchaser elects to proceed under clause (ii) above, Seller shall not compromise, settle or adjust any claims to such award without Purchaser’s prior written consent. As used in this Section 15, “taking” shall mean any transfer of the Real Property or any portion thereof to a governmental entity or other party with appropriate authority, by exercise of the power of eminent domain. (c) If prior to the Closing, any non-material portion of the Real Property is damaged or subject to a taking, Purchaser shall accept the Assets in their then condition (without any abatement or reduction in the Purchase Price in the event of a taking and, in the event of a casualty, with an abatement or reduction in the Purchase Price in the amount of the deductible on any insurance coverage) and proceed with the Closing, in which case Purchaser shall be entitled to an assignment of all of Seller’s rights to any insurance proceeds for repairs or any award in connection with such taking, as the case may be, (except to the extent any insurance proceeds or condemnation award is attributable to lost rents or other items applicable to any period prior to the Closing) less any amounts expended by Seller to repair the damage. If any such non-material damage or taking occurs, Seller shall not compromise, settle or adjust any claims to such insurance proceeds or such award, if any, as the case may be, without Purchaser’s prior written consent, which shall not be unreasonably withheld or delayed. (d) For the purpose of this Section 15, damage to the Real Property or a taking of a portion thereof shall be deemed to involve a material portion thereof only if the condemnation or any casualty loss is in excess of a dollar value equal to five percent (5%) of the Purchase Price that is allocated to the Real Property in accordance with the Purchase Price Allocation. (e) Seller agrees to give Purchaser written notice of any taking, damage or destruction of the Real Property promptly after Seller obtains knowledge thereof. 16. Termination; Termination Fee. (a) Termination by Purchaser. (i) Intentionally Omitted. (ii) In the event, prior to the Closing, Seller materially defaults under this Agreement (including Seller’s refusal, failure or inability to convey the Assets (all of Seller’s Conditions Precedent having been satisfied or waived)), and such failure continues for five (5) business days after written notice from Purchaser to Seller of such default, Purchaser’s sole and exclusive remedy shall be to elect either (i) to bring an action for specific performance; provided, however, that in any such specific performance action Purchaser shall not be entitled to any monetary damages or (ii) exercise Purchaser’s right, upon giving written notice to Seller within five (5) business days after the date Purchaser learns of such default (but in any event prior to the Closing), to terminate this Agreement, in which case Purchaser shall be entitled to the Purchaser Expense Reimbursement and neither party shall have any further rights or obligations hereunder (except as may be expressly provided to the contrary elsewhere in this Agreement). In the event specific performance is unavailable (for example, but not by way of limitation, because Seller has

24 conveyed or encumbered all or part of the Assets to a third party or Seller has intentionally encumbered the Assets) or in the event that Seller’s default is the result of Seller’s fraud or Willful Breach, then Purchaser shall, in addition to the remedies set forth above, be entitled to seek to recover all of its actual damages incurred as a result of Seller’s default. For purposes of this Agreement, “Willful Breach” means a material breach of this Agreement that is a consequence of an act undertaken or a failure to act by the breaching party with the knowledge that the taking of such act or the failure to act could reasonably be expected to cause a material breach of this Agreement. (iii) Purchaser may, at any time prior to the Inside Date, terminate this Agreement in its sole and absolute discretion by sending to Seller and the Escrow Company written notice indicating Purchaser’s election to so terminate the Agreement. If Purchaser terminates this Agreement prior to the Inside Date as provided for in the preceding sentence, Purchaser shall pay the Termination Fee contemplated by Section 16(d), and thereafter neither party hereto shall have any further rights, obligations, or liabilities except for those matters which expressly survive termination of this Agreement. (b) Termination by Seller. In the event, prior to the Closing, Purchaser (i) materially defaults in any manner under this Agreement or (ii) fails to proceed with the purchase of the Assets for any reason other than Seller’s default or failure of a Purchaser’s Condition Precedent, Seller shall have the right, exercisable by giving written notice to Purchaser within five (5) business days after the date Seller learns of such default (but in any event prior to the Closing), to terminate this Agreement. (c) Termination by Purchaser or Seller. Either Purchaser or Seller may terminate this Agreement if the Closing will not have been consummated on or before March 31, 2025 (the “Outside Date”); provided that the right to terminate this Agreement pursuant to this Section 16(c) will not be available to any party whose breach or default of any provisions of this Agreement results in the failure to consummate the purchase and sale of the Assets contemplated by this Agreement by such time. (d) Termination Fee. In the event that this Agreement is validly terminated by (1) Purchaser pursuant to Section 16(a)(iii) or (2) Seller pursuant to Section 16(b)(ii), then Purchaser shall, as the sole and exclusive remedy to Seller and its affiliates, pay to Seller, within ten (10) business days after Purchaser’s delivery of its written notice of its election to terminate this Agreement, an amount equal to Seven Million Five Hundred Thousand Dollars ($7,500,000) (the “Termination Fee”) by wire transfer of immediately available funds to an account designated by Seller. (e) Notice of Termination. A notice of termination pursuant to this Agreement will not be valid and effective unless such notice sets forth in writing the basis for termination and the section of this Agreement pursuant to which the Agreement is terminated. (f) Survival of Section 16. The provisions of Section 16 shall survive the Closing or any termination of this Agreement.

25 17. Survival; Indemnification. (a) Survival. (i) The (A) representations and warranties of Purchaser and Seller contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith other than the Fundamental Representations and the representations and warranties included in Section 5(j), and (B) the covenants and agreements of the Purchaser and Seller to the extent they, by their terms, contemplate or provide for performance prior to the Closing, shall, in each case, survive the Closing until and terminate upon the twelve (12) month anniversary of the Closing Date. (ii) Any covenants and agreements of the parties hereto to the extent they, by their terms, contemplate or provide for performance at or after the Closing, will survive the Closing in accordance with their respective terms until the expiration of the period specified in the covenant (or if not so specified, until the expiration of the applicable statute of limitations related thereto). (iii) The representations and warranties set forth in Section 5(j) shall survive the Closing until and terminate upon the thirty-six (36) month anniversary of the Closing Date. (iv) The Fundamental Representations shall survive indefinitely or until the latest date permitted by applicable law (each of the foregoing dates set forth in clauses (i)-(iv) of this Section 17(a), a “Survival Period”). (b) Effective at and after the Closing, Seller will indemnify Purchaser, its affiliates and their respective successors and assignees (collectively, the “Purchaser Indemnitees”) against and agree to hold each of them harmless from any and all damages, losses, liabilities and expenses (collectively, “Losses”) (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, whether involving a third party claim or a claim solely between the parties to this Agreement), incurred or suffered by the Purchaser Indemnitees arising out of or related to: (i) any inaccuracy, misrepresentation or breach of any representation or warranty contained in Section 5 of this Agreement (other than the Fundamental Representations and the representations and warranties contained in Section 5(j) of this Agreement); (ii) any inaccuracy, misrepresentation or breach of the Fundamental Representations or the representations and warranties contained in Section 5(j) of this Agreement; (iii) any breach of any covenant, agreement, undertaking or obligation made by any Seller in this Agreement; or (iv) any Excluded Liabilities.

26 (c) Effective at and after the Closing, Purchaser will indemnify Seller, its affiliates and their respective successors and assignees (collectively, the “Seller Indemnitees”) against and agrees to hold each of them harmless from any and all Losses incurred or suffered by the Seller Indemnitees arising out of or related to: (i) any inaccuracy, misrepresentation or breach of any representation or warranty made by Purchaser in this Agreement; (ii) any Assumed Liabilities; or (iii) any breach of any covenant, agreement, undertaking or obligation made by Purchaser in this Agreement. (d) Liability Limitation; Recovery Cap. (i) Seller will not be liable to indemnify Purchaser Indemnitees pursuant to Section 17(b)(i) unless and until the Purchaser Indemnitees have suffered Losses as a result of breaches in excess of $425,000 in the aggregate (the “Indemnification Deductible”), in which event, subject to Section 17(d)(ii), the Purchaser Indemnitees may claim indemnification for all Losses in excess of the Indemnification Deductible. (ii) The total aggregate amount of the liability of Seller under Section 17(b)(i) shall not exceed: $6,250,000. The total aggregate amount of the liability of Seller under Section 17(b) shall not exceed: $75,000,000. (iii) The limitations set forth in this Section 17(d) will not apply to any claims arising out of or related to Seller’s fraud or Willful Breach. (e) Any claim, action, suit or proceeding brought by any person under this Agreement and/or any of the Closing Documents shall be commenced and served, if at all, on or before the date that is thirty (30) days after the expiration of the applicable Survival Period, assuming the person against whom indemnification is sought shall have received notice of any such claim, action, suit or proceeding during the applicable Survival Period and, if not commenced and served on or before such date that is thirty (30) days after the expiration of the applicable Survival Period, thereafter shall be void and of no force or effect. (f) Each party claiming indemnification hereunder (each, an “Indemnified Party”) shall, to the extent required by applicable law, use commercially reasonable efforts to mitigate any Losses that such Indemnified Party asserts or could reasonably be expected to assert under this Section 17. (g) In no event shall Purchaser or Seller be responsible or liable for any Losses or other amounts under this Section 17 that are punitive damages, except to the extent actually awarded in a third party claim. (h) Exclusive Remedy. From and after the Closing, except with respect to (a) any claims involving, arising out of or resulting from fraud and (b) claims for specific performance, injunctive or other equitable relief brought in accordance with this Agreement, the sole and

27 exclusive remedy of the parties for any matter arising out of the transactions contemplated by this Agreement will be pursuant to the indemnification provisions set forth in this Section 17. Without limiting the generality of the foregoing, in no event shall any party, its successors or permitted assigns be entitled to claim or seek rescission of the transactions consummated pursuant to this Agreement. (i) The provisions of this Section 17 shall survive the Closing. 18. Broker’s Commission. Purchaser and Seller each represents and warrants to the other that it has not dealt with any third party in a manner which would obligate the other to pay any brokerage commission, finder’s fee or other compensation due or payable with respect to the transaction contemplated hereby. Purchaser shall indemnify, defend, and hold Seller harmless from and against any losses, damages, costs and expenses (including, but not limited to, attorneys’ fees and costs) incurred by Seller by reason of any actual or alleged breach or inaccuracy of Purchaser’s representations and warranties contained in this Section 18. Seller shall indemnify, defend, and hold Purchaser harmless from and against any losses, damages, costs and expenses (including, but not limited to, attorneys’ fees and costs) incurred by Purchaser by reason of any actual or alleged breach or inaccuracy of Seller’s representations and warranties contained in this Section 18. The provisions of this Section 18 shall survive the Closing. 19. Escrow. (a) Instructions. Within two (2) business days after execution of this Agreement, Purchaser and Seller each shall deposit a copy of this Agreement executed by such party (or either of them shall deposit a copy executed by both Purchaser and Seller) with Escrow Company. This Agreement, and such further instructions, if any, as the parties shall provide to Escrow Company by written agreement, shall constitute the escrow instructions. If any requirements relating to the duties or obligations of Escrow Company hereunder are not acceptable to Escrow Company, or if Escrow Company requires additional instructions, the parties hereto agree to make such deletions, substitutions and additions hereto as counsel for Purchaser and Seller shall mutually approve, which additional instructions shall not substantially alter the terms of this Agreement unless otherwise expressly agreed to by Seller and Purchaser. (b) Deposits into Escrow. Seller shall make its deposits into escrow in accordance with Section 10. Purchaser shall make its deposits into escrow in accordance with Section 11. Subject to the provisions of Section 8, Escrow Company is authorized to close the escrow only if and when: (i) Escrow Company has received all items to be delivered by Seller and Purchaser pursuant to Sections 10 and 11; and (ii) Title Company can and will issue the Title Policy concurrently with the Closing. (c) Close of Escrow. Following written authorization to close from (i) Purchaser, and (ii) Seller (in each case, it being understood and agreed that email notice shall be sufficient), and if and when Purchaser and Seller have deposited into escrow the matters required by this Agreement and Title Company can and will issue the Title Policy concurrently with the Closing, Escrow Company shall:

28 (i) Deliver to Seller: the Purchase Price, after satisfying the Closing costs, prorations and adjustments and any broker commission to be paid by Seller pursuant to Sections 12, 14 and 17, respectively. (ii) Deliver to Seller: a copy of the Closing Statement and copies of the (1) the Deed; (2) the Bill of Sale; (3) the Certificate of Non-Foreign Status and (4) the General Assignment and Assumption; and (5) the Co-Manufacturing Agreement. (iii) Deliver to Purchaser: (1) the Deed by causing them to be recorded in the applicable county registry of deeds and immediately upon recording delivering to Purchaser conformed copies of the Deed; (2) the original Bill of Sale; (3) the original Certificate of Non-Foreign Status; (4) the original General Assignment and Assumption; and (5) the Co-Manufacturing Agreement. (iv) Deliver to Purchaser: any funds deposited by Purchaser, and any interest earned thereon, in excess of the amount required to be paid by Purchaser hereunder, as well as any other Closing Documents received by Escrow Company not described in the prior sub-section (iii); provided, however, that the original title affidavit shall be sent to the Title Company with a copy sent to Purchaser. (v) Deliver the Title Policy issued by Title Company to Purchaser. (d) Escrow Conditions. (i) The Escrow Company is employed hereunder in a ministerial capacity only, and shall act only upon the joint written instructions of the parties in interest, including but not limited to this Agreement, and shall not be liable to any party for any loss or damage resulting therefrom, except for loss or damage resulting from the bad faith or willful misconduct of the Escrow Company. (ii) If there is any dispute between Seller and Purchaser as to whether the Escrow Company shall disburse any funds, documents, or instruments held hereunder, the Escrow Company may either (A) hold such items until receipt of an authorization in writing signed by all parties having in interest in said dispute, or (B) retain counsel and tender such items into court in connection with a proceeding to determine the rights and obligations of such parties. Escrow Company shall be fully indemnified by the parties hereto for all its expenses, costs and reasonable attorney’s fees incurred in connection with any interpleader action which Escrow Company may file, in its sole discretion, to resolve any dispute as to the escrow deposit; or which may be filed against the Escrow Company. (iii) In performing any of its duties hereunder, Escrow Company shall not incur any liability to anyone for any damages, losses, or expenses, except for gross negligence, willful default or willful misconduct, and it shall accordingly not incur any such liability with respect to (A) any action taken or omitted in good faith upon advice of its legal counsel given with respect to any questions relating to the duties and responsibilities of Escrow Company under this Agreement, or (B) any action taken or omitted in reliance upon any instrument, including any written notice or instruction provided for in this Agreement, not only as to its due execution and the validity and

29 effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which Escrow Company shall in good faith believe to be genuine, to have been signed or presented by a proper person or persons, and to conform with the provisions of this Agreement and/or these escrow conditions. (e) Real Estate Reporting Person. Escrow Company is designated the “real estate reporting person” for purposes of section 6045 of Title 26 of the United States Code and Treasury Regulation 1.6045-4 and any instructions or settlement statement prepared by Escrow Company shall so provide. Upon the consummation of the transaction contemplated by this Agreement, Escrow Company shall file Form 1099 information return and send the statement to Seller as required under the aforementioned statute and regulation. 20. Miscellaneous. (a) This Agreement and the exhibits attached hereto constitute the entire Agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, whether oral or written, between the parties with respect to the matters contained in this Agreement. Any waiver, modification, consent or acquiescence with respect to any provision of this Agreement shall be set forth in writing and duly executed by or on behalf of the party to be bound thereby. No waiver by any party of any breach hereunder shall be deemed a waiver of any other or subsequent breach. (b) This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by other parties to this Agreement attached thereto. The signatures of Purchaser and Seller may be delivered by facsimile, electronic mail (e-mail) or portable document format (pdf) counterparts of the signature page, which shall be effective as original signature pages for all purposes. (c) Time is of the essence in the performance of and compliance with each of the provisions and conditions of this Agreement. (d) Any communication, notice or demand of any kind whatsoever which either party may be required or may desire to give to or serve upon the other shall be in writing and delivered by a nationally recognized overnight courier service with proof of delivery, by email (with a duplicate copy sent concurrently therewith by another means provided in this Section 20(d)), or by hand, addressed as follows: Purchaser: Lancaster Colony Corporation c/o Marzetti Manufacturing Company 380 Polaris Parkway Suite 400 Westerville, OH 43082

30 Attention: Matt Shurte Email: [***] with a copy to: King & Spalding LLP 1180 Peachtree Street, NE Atlanta, GA 30309 Attention: Elizabeth Morgan and Brent Gilfedder Email: emorgan@kslaw.com; bgilfedder@kslaw.com To Seller: Winland Foods, Inc. 2015 Spring Road, Suite 400 Oak Brook, IL 60523 Attn: Katie Roberts Email: [***] with a copy to: Burke, Warren, MacKay & Serritella, P.C. 330 North Wabash, 21st Floor Chicago, Illinois 60611 Attn: Rachel D. Wanroy Email: rwanroy@burkelaw.com And: Burke, Warren, MacKay & Serritella, P.C. 330 North Wabash, 21st Floor Chicago, Illinois 60611 Attn: Elizabeth A. Davis Email: edavis@burkelaw.com Escrow Company/ Title Company Fidelity National Title Group National Commercial Services - Atlanta 3301 Windy Ridge Parkway, Suite 300 Atlanta, GA 30339 Attention: Aaron Bean Email: [***] Any party may change its address for notice by written notice given to the other in the manner provided in this Section 20(d). Any such communication, notice or demand shall be deemed to have been duly given or served on the date personally served, if by personal service, on the date of confirmed dispatch, if by electronic communication, or upon receipt or refusal, if sent by nationally-recognized overnight courier. Counsel for a party may give notice or demand on behalf of such party, and such notice or demand shall be treated as being sent by such party. (e) The parties agree to execute such instructions to Escrow Company and Title Company and such other instruments and to do such further acts as may be reasonably necessary to carry out the provisions of this Agreement.

31 (f) The making, execution and delivery of this Agreement by the parties hereto has been induced by no representations, statements, warranties or agreements other than those expressly set forth herein. (g) Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be valid under applicable law, but, if any provision of this Agreement shall be invalid or prohibited thereunder, such invalidity or prohibition shall be construed as if such invalid or prohibited provision had not been inserted herein and shall not affect the remainder of such provision or the remaining provisions of this Agreement. (h) The language in all parts of this Agreement shall be in all cases construed simply according to its fair meaning and not strictly for or against any of the parties hereto. Section headings of this Agreement are solely for convenience of reference and shall not govern the interpretation of any of the provisions of this Agreement. References to “Sections” are to Sections of this Agreement, unless otherwise specifically provided. The term “made available” and words of similar import mean that the relevant documents, instruments or materials were posted and made available (and not removed) on the Box.com in each case, at least five (5) days prior to the date of this Agreement. (i) This Agreement shall be governed by and construed in accordance with the laws of the state of Georgia. Each of Seller and Purchaser: (i) agrees that any suit, action or other proceeding arising out of or based upon this Agreement or the subject matter hereof or any documents delivered in connection herewith shall be brought only in the courts of the State of Georgia or the United States District Court for the Northern District of Georgia; (ii) irrevocably submits itself to the exclusive jurisdiction of the such courts for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement or the subject matter hereof or any documents delivered in connection herewith; (iii) waives, and agrees not to assert, by way of motion, as a defense or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court; and (iv) consents to service of process by registered mail at the address to which notices are to be given if personal service is not with the exercise of reasonable efforts possible. (j) If any action is brought by either party against the other party, relating to or arising out of this Agreement, the transaction described herein or the enforcement hereof, the prevailing party shall be entitled to recover from the other party reasonable attorneys’ fees, costs and expenses incurred in connection with the prosecution or defense of such action. The provisions of this Section 20(j) shall survive the entry of any judgment, and shall not merge, or be deemed to have merged, into any judgment. The provisions of this Section 20(j) shall survive the Closing or any termination of this Agreement. (k) This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and to their respective transferees, successors, and assigns. Neither this Agreement nor any of the rights or obligations of Seller or Purchaser hereunder shall be transferred or assigned by Seller or Purchaser without the prior written consent of the non-assigning party.

32 (l) The Schedules attached hereto, are incorporated into this Agreement by reference. (m) Notwithstanding anything to the contrary contained herein, this Agreement shall not be deemed or construed to render either party liable for any of the debts or obligations of the other, it being the intention of the parties to merely create the relationship of Seller and Purchaser with respect to the Assets to be conveyed as contemplated hereby. (n) This Agreement shall not be recorded or filed in the public land or other public records of any jurisdiction by either party and any attempt to do so may be treated by the other party as a breach of this Agreement. The provisions of this Section 20(n) shall survive the termination of this Agreement. (o) Seller and Purchaser hereby irrevocably waive trial by jury in any action, proceeding or counterclaim brought by one party against another party on any matter arising out of or in any way connected with this Agreement. (p) If any of the dates specified in this Agreement shall fall on a Saturday, a Sunday, or a national bank holiday, then the date of such action shall be deemed to be extended to the next business day. 21. “AS-IS” Sale. PURCHASER ACKNOWLEDGES AND AGREES THAT (A) ITS VALUATION OF AND DECISION TO PURCHASE THE REAL PROPERTY IS BASED UPON ITS OWN INDEPENDENT EVALUATIONS OF SUCH FACTS AND MATERIALS DEEMED RELEVANT BY PURCHASER, AND (B) PURCHASER (PRIOR TO THE EXPIRATION OF THE TITLE DUE DILIGENCE PERIOD) HAS HAD AN OPPORTUNITY TO PERFORM ITS DUE DILIGENCE WITH RESPECT TO THE REAL PROPERTY AND THAT PURCHASER HAS APPROVED ALL ASPECTS OF THE REAL PROPERTY, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY DOCUMENTS EXECUTED BY SELLER IN CONNECTION WITH THE CLOSING. [SIGNATURES ON NEXT PAGE]

Signature Page to Purchase and Sale Agreement IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written. SELLER WINLAND FOODS, INC., a Delaware corporation By: /s/ Eric Beringause Name: Eric Beringause Title: President & CEO PURCHASER Marzetti Manufacturing Company, an Ohio corporation By:_/s/ Matthew R. Shurte Name: Matthew R. Shurte Title: Secretary ESCROW COMPANY CHICAGO TITLE INSURANCE COMPANY By: /s/ Aaron Bean Name: Aaron Bean Title: Senior Transaction Specialist [END OF SIGNATURES]